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                      AMENDMENT NO. 5 TO LOAN AGREEMENT

This Amendment No. 5 to Loan Agreement ("Amendment") is made as of ___________, 1997 between Dow AgroScience LLC, formerly known as DowElanco LLC, a Delaware limited liability company (the "Lender"), and Mycogen Corporation, a California corporation (the "Borrower") (together, the "parties").

WHEREAS, Lender and Borrower are parties to that certain Loan Agreement dated as of April 1, 1997, as amended by Amendment No. 1 as of September 29, 1997, Amendment No. 2 as of November 14, 1997, Amendment No. 3 as of November 18, 1997, and Amendment No. 4 as of April 6, 1998 (the "Agreement"); and

WHEREAS, the parties wish to further amend the Agreement;

NOW THEREFORE, the parties hereto have agreed and do hereby agree to amend the Agreement as follows:

1. Section 1.2 Repayment is hereby deleted in its entirety and replaced with the following:

     1.2  Repayment

          (a) The unpaid principal amount of each Advance shall be due and payable on the Repayment Date.

          (b) Interest on the unpaid principal amount of the Loan is due and payable as it accrues on the first Business Day of each calendar quarter until December 31, 1997; thereafter, interest on the unpaid principal amount of the Loan shall be capitalized and added to the unpaid principal amount of the Loan on the first Business Day of each month. Notwithstanding the foregoing, all accrued and unpaid interest is due and payable on the Repayment Date.

          (c) Repayment may be made at any time, provided that the final repayment be made on or prior to the Repayment Date. Borrower must receive Lender's request for repayment by 9:00 a.m. Eastern Standard Time on any Business Day if repayment is to be made that day.

2. Section 1.5 Interest is hereby deleted in its entirety and replaced with the following:

     1.5  Interest

          (a) The Loan shall bear interest from day to day at an interest rate per annum

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               (i)    From October 1, 1997 through March 31, 1998, equal to
                      LIBOR, as defined below, plus 0.25%, and

               (ii) From April 1, 1998, until the Repayment Date equal to LIBOR, as defined below, plus 0.375%.

               (iii) From October 1, 1997 until December 31, 1997, "LIBOR" means the rate of deposits in U.S. dollars for a period of three months which appears on the Telerate page 3750 as of 11:00 a.m., London time, on the date that is two Business days prior to the first day of the Interest Period. Effective January 1, 1998, "LIBOR" means the rate for deposits in U.S. dollars for a period of one month which appears on the Telerate Page 3750 as of 11:00 a.m., London time, on the date that is two Business Days prior to the first date of the Interest Period. Interest accrues on the unpaid principal amount of each Advance from the date of each Advance and is payable in accordance with Section 1.2.

          (b) The Interest Rate for each Interest Period is calculated by Lender prior to each Interest Period. Such calculation is conclusive and binding absent manifest error.

          (c) Interest is calculated on the basis of a 360-day year for actual days occurring during the Interest Period.

          (d) "Interest Period" means each calendar quarter, or part of each calendar quarter, during which the Loan or any Advance is outstanding between the date of this Amendment and December 31, 1997. Thereafter, "Interest Period" means the period commencing on the first Business Day of each month and ending on the day immediately preceding the first Business Day of the succeeding month.

All other terms and conditions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first written above.

LENDER:                                BORROWER:

Dow AgroSciences LLC                   Mycogen Corporation


By:  /s/ Sean S. Skinner               By:  /s/ J.A. Baumker
   ----------------------------           ----------------------------
Printed:  Sean S. Skinner              Printed:  J.A. Baumker
        -----------------------                -----------------------
Title:  Treasurer                      Title:  CEO
      -------------------------              -------------------------
Date:  4/13/98                         Date:  4/15/98
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